Exhibit 10.5

SECOND AMENDMENT TO

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

THIS SECOND AMENDMENT TO THE LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT (the “Second Amendment”) is entered into as of March 19, 2008 between Douglas C. Filipponi (the “Insured”)and Santa Lucia Bank, a banking company organized under the laws of California, (the “Bank”) located in Atascadero, California.

WHEREAS, the Insured and the Bank entered into the Life Insurance Endorsement Method Split Dollar Plan Agreement (the “Agreement”) dated January 21, 1997, as amended;

WHEREAS, the Insured and the Bank have agreed to amend the Agreement to avoid certain adverse accounting implications presented by the current form of Agreement;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Insured and the Bank hereto agree as follows:

1.     Paragraph IV of the Agreement is hereby amended and restated in its entirety to read as follows:

IV. PREMIUM PAYMENT METHOD AND BANK’S DUE DILIGENCE

Subject to the following, the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.  The Bank shall exercise due diligence in reviewing the financial stability of the insurance company and the policy that are the subject of this Agreement.  If the Bank believes that the Insurer under the policy is financially weak or that the policy is not performing well, the Bank may, at any time, surrender the policy or substitute a different policy provided that the Bank is under no obligation to invest in such replacement policy any more than the proceeds available from the cash surrender value of the original policy.  The Insured will cooperate by undertaking any necessary medical examination. The Bank may sell, surrender or transfer ownership of the policy to the Insurer or any third party, provided that, in the event of any such sale, surrender or transfer prior to termination of this Agreement, the Bank replaces the policy with a life insurance policy or policies on the life of the Insured providing death benefits that are at least as much as that of the policy being replaced. The rights, duties and benefits of the Bank or the Insured with respect to any such replacement policy shall be subject to the terms of this Agreement. At the request of the Bank, the Insured shall take any and all actions that the Bank determines may be reasonably necessary for the sale, surrender or transfer of the policy, the issuance of a replacement policy(ies), and subjecting the replacement policy(ies) to the terms of this Agreement.

2.     Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

3.     This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

4.     Except as expressly modified herein, the terms of the Agreement are confirmed.

Executed at Atascadero, California as of the date set forth above.

Bank:

Santa Lucia Bank

/s/ John C. Hansen	/s/ Larry H. Putnam
Witness	Name: Larry H. Putnam
Title: CEO

Insured:

/s/ John C. Hansen	/s/ Douglas C. Filipponi
Witness	Douglas C. Filipponi